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                                                                   Exhibit 23(b)

Consent of Independent Public Accountants


We consent to the use of our reports, described below under the caption Reports, incorporated herein by reference in the Registration Statement.


                                     Reports
                                     -------

 .        Our report dated January 17, 1996, except as to Note 2, which is as of
         February 23, 1996, with respect to the consolidated balance sheets of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period then ended.


 .        Our report dated January 16, 1996, except for note 20, which is as of
         February 23, 1996, with respect to the consolidated balance sheets of United Counties Bancorporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows, for each of the years in the two-year period then ended.





                                           /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
November 24, 1997